UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 26, 2007
JAG Media Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28761	88-0380546

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6865 SW 18th Street, Suite B13
Boca Raton, Florida 33433

(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (866) 300-7410
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 27, 2005, JAG Media Holdings, Inc., a Nevada corporation (“JAG Media”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cryptometrics, Inc., a Delaware corporation (“Cryptometrics”), Cryptometrics Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of JAG Media (“Cryptometrics Acquisition”), Robert Barra and Michael Vitale.
     JAG Media entered into an agreement to amend the Merger Agreement dated as of January 24, 2007 (the “Amendment”) with Cryptometrics, Cryptometrics Acquisition, Karlen & Stolzar, LLP, Robert Barra, Michael Vitale, Thomas J. Mazzarisi and Stephen J. Schoepfer. Thomas J. Mazzarisi is the Chairman of the Board of Directors, Chief Executive Officer and General Counsel of JAG Media. Stephen J. Schoepfer is President, Chief Operating Officer, Chief Financial Officer and Secretary of JAG Media.
     The Amendment principally amends the Merger Agreement to (i) eliminate the requirement that JAG Media’s common stock, par value $0.00001 per share (the “Common Stock”) be authorized for listing on the NASDAQ Capital Market as a condition to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (ii) replace a formula for determination of the consideration to be received by Cryptometrics stockholders in connection with the merger by fixing such consideration at 394,700,016 shares of JAG Media’s Common Stock, an increase over the prior amount determined under the formula (iii) provide that Cryptometrics will advance $275,000 on behalf of JAG Media to pay certain legal, accounting and printing expenses in connection with the Closing and (iv) provide that the permitted amount of indebtedness of JAG Media be increased from $2,750,000 to $4,350,000.
     The Amendment provides that subject to the satisfaction of the conditions set forth in the Merger Agreement, as amended, the Closing shall take place on February 28, 2007, or such other date as the parties may agree upon. The Amendment further provides that in the event that the Closing does not occur by March 15, 2007, the Merger Agreement shall automatically terminate, unless the parties agree to extend it in writing.
     Until JAG Media and Cryptometrics agree otherwise, the Merger Agreement, notwithstanding approval by the Cryptometrics stockholders, may be cancelled with or without any reason at any time by either JAG Media or Cryptometrics with no liability, except that the Amendment provides that if JAG Media cancels the Merger Agreement prior to the automatic termination date, it will issue 500,000 shares of its Common Stock to Cryptometrics. There can be no assurance that the various conditions in the Merger Agreement, as amended, will be met or that it will not be terminated in accordance with its terms.
     Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     JAG Media entered into a letter agreement dated as of January 24, 2007 (the “Letter Agreement”) with Cornell Capital Partners, LP (“Cornell Capital”), Cryptometrics, Robert Barra and Michael Vitale pursuant to which the parties principally agreed that upon the effective date (the “Effective Date”) of the merger among JAG Media, Cryptometrics Acquisition and Cryptometrics as set forth in the Merger Agreement (i) Cryptometrics will assume all of the rights and duties of the “Obligor” under the terms of those certain debentures currently aggregating $3,520,000 (the “Debentures”) and the “Company” under the terms of those certain warrants to purchase 12,000,000 shares of Common Stock (the “Warrants”) issued by JAG Media to Cornell Capital in connection with that certain Securities Purchase Agreement dated as of May 4, 2006 by and between JAG Media and Cornell Capital, (ii) the terms of the conversion pricing formula of the Debentures will be adjusted to equal 95% of the lowest daily Volume Weighted Average Price of JAG Media’s Common Stock as quoted by Bloomberg, LP during the 30 trading days immediately preceding the date Cornell Capital delivers notice to Cryptometrics that it wishes to convert all or a portion of a Debenture or the Debentures and (iii) the exercise price of the Warrants will equal 88% of the average of the Volume Weighted Average Price of JAG Media’s Common Stock as quoted by Bloomberg, LP during the 30 days immediately prior to the first date upon which the Warrant may be exercised.
     Under the terms of the Letter Agreement, Cornell Capital has agreed not to convert any of the Debentures or exercise any of the Warrants prior to the Closing or termination of the Merger Agreement. The Letter Agreement automatically terminates on March 15, 2007 unless the Closing of the Merger Agreement, as amended, occurs by that date or the parties agree to extend the term of the Letter Agreement.
     The foregoing descriptions of the Amendment and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Amendment and the Letter Agreement filed as Exhibits 10.1 and 10.2 hereto, which are incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits
(d)                    Exhibits

10.1	Amendment, dated January 24, 2007, by and among JAG Media Holdings, Inc., Cryptometrics, Inc., Robert Barra, Michael Vitale, Cryptometrics Acquisition, Inc., Thomas J. Mazzarisi and Stephen J. Schoepfer

10.2	Letter Agreement, dated January 24, 2007, by and among JAG Media Holdings, Inc., Cornell Capital Partners, LP, Cryptometrics, Inc., Robert Barra and Michael Vitale

99.2	Press Release dated January 30, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAG MEDIA HOLDINGS, INC.
By:	/s/ Thomas J. Mazzarisi
	Name:	Thomas J. Mazzarisi
	Title:	Chairman of the Board, Chief Executive Officer & General Counsel

Dated: January 31, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amendment, dated January 24, 2007, by and among JAG Media Holdings, Inc., Cryptometrics, Inc., Robert Barra, Michael Vitale, Cryptometrics Acquisition, Inc., Thomas J. Mazzarisi and Stephen J. Schoepfer

10.2	Letter Agreement, dated January 24, 2007, by and among JAG Media Holdings, Inc., Cornell Capital Partners, LP, Cryptometrics, Inc., Robert Barra and Michael Vitale

99.2	Press Release dated January 30, 2007